Exhibit 107

Calculation of Filing Fee Tables

F-1
(Form Type)

ALE Group Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Ordinary Shares	457	(o)	4,200,000	(2)(3)	$6.00	$25,200,000	.0001091	$2,749.32
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$25,200,000		$2,749.32
	Total Fees Previously Paid									$4,084.70
	Total Fee Offsets									-
	Net Fee Due									$0

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	On June 25, 2021, the shareholders and the board of the Company approved, upon the consummation of the offering, to increase the authorized shares of the Company and split then issued and outstanding shares (post the offering) at a ratio of two-for-one. On June 25, 2021, Company filed an amended and restated memorandum and articles of association (the “Amended and Restated Charter”) with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar”) to increase the authorized shares of the Company from 48,000,000 ordinary shares, par value $0.001041667 per share to 96,000,000 ordinary shares, par value $0.00052083 per share, and effected a forward stock split of all issued and outstanding shares at a ratio of two-for-one (“2021 Forward Split”), effective immediately following the filing of the Amended and Restated Charter.